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Exhibit 11


Frontier  Corporation


Computation of Earnings per Share of Common Stock on a Fully Diluted Basis (Unaudited)





                                             3 Months Ended
                                                March 31,
- ------------------------------------------------------------
(In thousands, except per share data)       1996         1995
- -------------------------------------------------------------
Income applicable to common stock       $ 56,830     $ 51,353
  Add:  Interest on convertible
        debentures                           139          139
- -------------------------------------------------------------
                                          56,969       51,492
  Less:  Increase in related federal
         income taxes                         49           49
- -------------------------------------------------------------
  Adjusted income applicable to common
  stock                                 $ 56,920     $ 51,443
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Average Common Shares Outstanding
  (excluding common stock equivalents)  160,178       149,298

Adjustments for:
   Convertible Debentures                   503           503
   Stock Options                          3,420        11,688
- -------------------------------------------------------------
Adjusted common shares assuming
 conversion of outstanding Convertible
 Debentures and Stock
  Options at beginning of each period   164,101       161,489
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Earnings per share of common stock on a
 fully diluted basis                   $    .35     $     .32
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